Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Deltathree, Inc., dated March 28, 2008, appearing in the Annual Report on Form 10-K of Deltathree, Inc. for the year ended December 31, 2007.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu
Tel Aviv, Israel
September 25, 2008